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                                                                     EXHIBIT 5.1

                           JONES, DAY, REAVIS & POGUE
                                   North Point
                               901 Lakeside Avenue
                              Cleveland, Ohio 44114

                                 March 11, 2002


Allen Telecom Inc.
25101 Chagrin Boulevard
Suite 350
Beachwood, Ohio  44122


            Re: Registration on Form S-3 of up to 1,150,000 Shares of Series D ___% Convertible Preferred Stock, Without Par Value, of
                 Allen Telecom Inc.


Ladies and Gentlemen:

         We are acting as counsel for Allen Telecom Inc., a Delaware corporation (the "COMPANY"), in connection with the issuance and sale of up to 1,150,000 shares (the "SHARES") of Series D ___% Convertible Preferred Stock, without par value, of the Company (the "CONVERTIBLE PREFERRED STOCK") in accordance with the terms and conditions of the Underwriting Agreement (the "UNDERWRITING AGREEMENT") proposed to be entered into by and between the Company and Bear, Stearns & Co. Inc., McDonald Investments Inc., A.G. Edwards & Sons, Inc., Needham & Company, Inc. and H.C. Wainwright & Co., Inc. (collectively, the "UNDERWRITERS").

         In rendering this opinion, we have examined such documents, records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based on the foregoing, and subject to the qualifications and limitations hereinafter specified, we are of the opinion that:

         1. Subject to the due approval of the issuance and sale of the Shares by the Board of Directors of the Company pursuant to the Underwriting Agreement, when issued and delivered by the Company to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration as provided therein, the Shares will be duly authorized, validly issued, fully paid and nonassessable.



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Allen Telecom Inc.
March 11, 2002
Page 2


         2. The shares of Common Stock, par value $1 per share, of the Company (the "COMMON STOCK") that may be issued from time to time as dividends on the Shares (such shares of Common Stock, the "DIVIDEND SHARES") (assuming (a) such dividends are paid at an annual rate in accordance with the Certificate of Designation for the Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATION") and (b) that all dividends will be paid out of the Company's surplus or net profits in accordance with Section 170 of the General Corporation Law of the State of Delaware (the "DGCL")) have been duly authorized, and, subject to the due approval of the issuance and sale of the Shares by the Board of Directors of the Company, when issued in accordance with the Certificate of Designation and the Second Restated Certificate of Incorporation of the Company, and assuming no Dividend Share will be issued if the dividend amount equals an amount less than the par value of such Dividend Share, will be validly issued, fully paid and nonassessable.

         3. The shares of Common Stock that may be issued from time to time upon the conversion of the Shares (assuming conversion of the Shares at the initial Conversion Ratio (as defined in the Certificate of Designation)) (such shares of Common Stock, the "UNDERLYING SHARES") have been duly authorized, and, subject to the due approval of the issuance and sale of the Shares by the Board of Directors of the Company, when issued in accordance with the Certificate of Designation and the Second Restated Certificate of Incorporation of the Company, and assuming no Underlying Share will be issued for less than its par value, will be validly issued, fully paid and nonassessable.

         Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the DGCL, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

         In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective;
(ii) the definitive terms of the Convertible Preferred Stock will have been established in accordance with the authorizing resolutions of the Company's Board of Directors, the Company's Second Restated Certificate of Incorporation and applicable law; (iii) the Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware and shall have become effective in accordance with the DGCL; (iv) the Convertible Preferred Stock will have been reserved for issuance from the authorized preferred stock, without par value, of the Company (the "PREFERRED STOCK") within the limits of the Preferred Stock then remaining authorized but unreserved and unissued; (v) the Dividend Shares and the Underlying Shares will have been reserved for issuance from the authorized Common Stock of the Company within the limits of the Common Stock then remaining authorized but unreserved and unissued; (vi) the Dividend Shares will have been issued in accordance with Section 173 of the DGCL; (vii) the resolutions authorizing the Company to issue, offer, and sell the Convertible Preferred Stock will have been adopted by the Company's Board of Directors and will be in full force and effect at all times at which
(A) the Convertible Preferred Stock is offered or sold, or (B) Dividend Shares or Underlying Shares are issued, by the Company; and (viii) the


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Allen Telecom Inc.
March 11, 2002
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Convertible Preferred Stock, the Dividend Shares and the Underlying Shares will be issued in compliance with applicable federal and state securities laws.

            We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement No. 333-82696 on Form S-3 (the "REGISTRATION STATEMENT") and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                              Very truly yours,


                                              /s/ Jones, Day, Reavis & Pogue